						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Six Months Ended		Three Months Ended		Six Months Ended
	Mar 29,		Dec 28,		Mar 30,
	2025		2024		2024
Operating income, as reported		$95,651		$46,860		$74,628
Restructuring and other charges	+	4,683	+	4,683	+	11,038
Adjusted operating income		100,334		51,543		85,666
	x	2	x	4	x	2

Adjusted annualized operating income		200,668		206,172		171,332
Adjusted effective tax rate	x	13%	x	15%	x	15%
Tax impact		26,087		30,926		25,700
Adjusted operating income (tax-effected)		$174,581		$175,246		$145,632

Average invested capital		$1,276,742		$1,268,309		$1,478,062

ROIC		13.7%		13.8%		9.9%
WACC		8.9%		8.9%		8.2%
Economic Return		4.8%		4.9%		1.7%

	March 29,	December 28,	September 28,	June 29,	March 30,	December 30,	September 30,
	2025	2024	2024	2024	2024	2023	2023
Equity	$1,351,675	$1,319,069	$1,324,825	$1,266,360	$1,259,762	$1,266,755	$1,214,382
Plus:
Debt and finance lease obligations - current	121,014	121,977	157,325	258,175	245,964	251,119	240,205
Operating lease obligations - current (1)	9,968	14,875	14,697	7,990	8,281	9,172	8,363
Debt and finance lease obligations - long-term	88,761	88,728	89,993	90,715	192,025	192,118	190,853
Operating lease obligations - long-term	32,720	35,124	32,275	31,923	33,915	35,989	38,552
Less:
Cash and cash equivalents	(310,531)	(317,161)	(345,109)	(269,868)	(265,053)	(231,982)	(256,233)
	$1,293,607	$1,262,612	$1,274,006	$1,385,295	$1,474,894	$1,523,171	$1,436,122

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.